UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2006

DRESSER, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32372	75-2795365
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15455 Dallas Parkway, Suite 1100

Addison, Texas 75001

(Address of Principal Executive Offices)

(972) 361-9800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01	Regulation FD Disclosure.

On May 9, 2006, Dresser, Inc. (“Dresser”) commenced a solicitation of consents from holders of its outstanding $550.0 million principal amount of 9 3/8% Senior Subordinated Notes due 2011 (the “Notes”) for the amendment and waiver of certain reporting requirements in the indenture for the Notes. The proposed amendment and waiver permits Dresser to extend to December 31, 2006, its obligation to file financial statements with the Securities and Exchange Commission (the “SEC”) for the year ended December 31, 2005 and the quarters ended March 31, June 30, and September 30, 2006.

In addition, the proposed amendment provides for a waiver of all defaults under the indenture’s reporting requirements prior to the completion of the consent solicitation and effectiveness of the supplemental indenture. The proposed amendment and waiver to the indenture requires the consent of holders of a majority in aggregate principal amount of the Notes outstanding. Each holder that executes a consent will also be waiving all defaults with respect to Sections 4.03 and 4.04 of the indenture and any and all rights to cause the principal of, and accrued interest on, the Notes to be immediately due and payable as a result of any such defaults, occurring on or prior to the effectiveness of the proposed amendment and waiver.

Dresser will pay a fee of $1.25 in cash for each $1,000 principal amount of Notes for each consent properly delivered and not revoked prior to the expiration of the consent solicitation. The consent solicitation will expire at 5:00 p.m., New York City time, on May 23, 2006, unless the consent solicitation is extended by Dresser. Dresser issued a press release announcing the consent solicitation on May 9, 2006. A copy of this press release is furnished as Exhibit 99.1 to this report.

The terms and conditions of the consent solicitation are described in a Consent Solicitation Statement dated May 9, 2006, which is furnished as Exhibit 99.2 to this report, which includes summary financial information for the year ended December 31, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DRESSER, INC. (registrant)

Date: May 9, 2006	By:	/s/Patrick M. Murray
	Name:	Patrick M. Murray
	Its:	Chief Executive Officer

Index of Exhibits

Exhibit No.	Description

99.1	Press Release of Dresser, Inc. dated May 9, 2006.

99.2	Consent Solicitation Statement of Dresser, Inc. dated May 9, 2006.